EXHIBIT 4.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We have issued our reports dated July 11, 2006 on the statements of condition and related bond portfolios of Van Kampen Unit Trusts, Municipal Series 612 (Insured Municipals Income Trust, 103rd Limited Maturity Series and Missouri Insured Municipals Income Trust, Series 133) as of July 11, 2006 contained in the Registration Statement on Form S-6 and in the Prospectuses. We consent to the use of our reports in the Registration Statement and in the Prospectuses and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm" in Prospectus Part II.


                                                              GRANT THORNTON LLP

New York, New York
July 11, 2006